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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 15, 2000

                             Cheniere Energy, Inc.
                             ---------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
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                 (State or other jurisdiction of incorporation)


             0-9092                                  95-4352386
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    (Commission File Number)              (IRS Employer Identification No.)


Two Allen Center
1200 Smith Street Suite 1740
Houston, Texas                                       77002-4312
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(Address of principal executive office)              (Zip code)


Registrant's telephone number, including area code:  (713) 659-1361
                                                     --------------

                                      None
                                      ----

         (Former name or former address, if changed since last report)
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ITEM 5.  OTHER EVENTS

The Company has reached an agreement with Warburg, Pincus Equity Partners, L.P., a global private equity fund based in New York, to fund its exploration program on the Fairfield database through a newly formed subsidiary, Gryphon Exploration Company. Cheniere will contribute selected assets that include: 3D seismic data acquired from Fairfield Industries, Inc. over approximately 8,800 square miles in the Gulf of Mexico, certain offshore leases, its Shark Prospect currently being drilled, its Joint Exploration Agreement with Samson Offshore Company and certain other assets. Warburg Pincus will contribute $25,000,000 and receive preferred stock, with an 8% accrued dividend, convertible into 63.2% of Gryphon's common stock. Cheniere and Warburg Pincus have also agreed under certain circumstances to contribute to Gryphon their respective shares of an additional $75,000,000.

In addition to a 36.8% interest in Gryphon, Cheniere will maintain ownership of its currently producing oil and gas properties with reserves valued at $12.1 million as of June 30, 2000, its proprietary 3D seismic data set in the Cameron area of Louisiana, a license to 1,900 square miles of 3D seismic data recently acquired from Seitel Data, Ltd. and the option to license an additional 3,100 square miles of data from Seitel.

The transaction is subject to standard closing conditions, including approval under the Hart-Scott-Rodino Antitrust Improvements Act, and is expected to close by early October. Petrie Parkman & Co. acted as financial advisor to Cheniere in connection with the transaction.

Michael L. Harvey has agreed to become Chairman and CEO of Gryphon. Effective upon assuming his new role, Mr. Harvey will resign as Director, President and CEO of Cheniere.

ITEM 7.  EXHIBITS

     99.1 Press release titled "Cheniere Energy Announces $25,000,000 Investment by Warburg Pincus" dated September 15, 2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                      CHENIERE ENERGY, INC.



                                      By: /s/ DON A. TURKLESON
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                                          Don A. Turkleson
                                          Chief Financial Officer,
                                          Treasurer and Secretary

Date:  September 15, 2000